Exhibit 11.1

Board of Directors and Management of Forge Group, Inc.

We consent to the use in this Annual Report on Form 1-K of Forge Group, Inc. of our report dated April 29, 2026, relating to our audit of the consolidated financial statements of Forge Group, Inc. as of December 31, 2025 and for the year ended December 31, 2025.

Crowe LLP

Fort Lauderdale, Florida

April 29, 2026